Exhibit 99.1


                              River Valley Bancorp
                             Announces Earnings for
                      the Quarter Ended September 30, 2004

For Immediate Release
Tuesday, October 19, 2004

Madison, Indiana - October 19, 2004- River Valley Bancorp (NASDAQ Small Cap Symbol "RIVR"), an Indiana corporation (the "Corporation") and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the third quarter ended September 30, 2004. Net income for the quarter was $645,801, or $0.40 expressed as basic earnings per share. Net income for the third quarter ended September 30, 2003 was $749,592, or $0.47 per basic share. The decrease in earnings from period to period is due to lower non-interest income and in particular, lower fee income associated with loan originations to the secondary market. Such period to period comparison shows nearly a $300,000 drop in non-interest income from the prior year's third quarter. The current year's net income figure is bolstered by higher interest income and lower provisions for loan losses.

Return on average assets for the quarter ended September 30, 2004 was 1.00% and the return on average equity was 11.51% for the quarter. For the third quarter of 2003, those corresponding returns were 1.27% and 13.60% respectively.

Net income for the nine month period ended September 30, 2004 was $1,799,674, or $1.12 basic share. For the nine month period, this is a decrease of $226,181 from the $2,025,855 reported for the same period ended September 30, 2003. Basic Earnings per share for the six months ended June 30, 2003 was $1.28.

Assets totaled $274.2 million as of September 30, 2004, an increase of approximately $29.0 million, from the $245.2 million reported as of September 30, 2003 and a $19.1 million increase from the $255.1 million reported as of December 31, 2003. Net loans, including loans held for sale, were $227.7 million as of September 30, 2004, an increase of $40.6 million from September 30, 2003, or an increase of $35.4 million since December 31, 2003. Deposits totaled $178.4 million as of September 30, 2004, an increase of $6.8 million from the $171.6 million reported September 30, 2003. Deposits at December 31, 2003 were $180.0 million.

Stockholders' equity as of September 30, 2004 was $22.3 million, or 8.15 % as expressed as a percentage of assets. Reported book value of River Valley Bancorp stock was $13.90 as of September 30, 2004.

"As we have previously stated, the extraordinary refinance activity in 2003 and the associated fee income that we received from the sale of fixed rate mortgage loans to the secondary market created what can appropriately be called an anomaly. And as much as we appreciate those once in a lifetime events and its effect on a particular year's income statement, it is the growth in the balance sheet that is indicative of long-term prosperity and performance ", stated Matthew P. Forrester, president of River Valley Bancorp. "The Corporation's growth is superior to its peers, delinquency and loan losses are improving over previous years, and for the first time in years, the banking industry sees the prospects of improving margins. We are very pleased that our results reflect more than just good news on the income statement, but great news in all the financials."

As previously announced, River Valley Financial Bank has sought and received regulatory approval to establish its eighth office on property it owns in Sellersburg, Indiana. It is anticipated that the facility will be operational in the second quarter in 2005. This office will be the second location serving the residents of Clark County, in south central Indiana.

The last reported trade of "RIVR" stock on this date was at $22.18.



Selected Financial Information
(Dollar amounts in thousands, except per share amounts)


                                                     3 Months Ended   9 Months Ended    9 Months Ended
                                                        9-30-2004        9-30-2004        9-30-2003

         Assets                                                           $274,228         $245,184
         Net Loans, Including loans held for sale                          227,694          187,110
         ALL                                                                 2,339            2,076
         Deposits                                                          178,393          171,597
         Shareholders' Equity                                               22,347           22,202
         Total Interest Income                             $3,428            9,842            9,443
         Total Non Interest Income                            635            1,953            2,657
         Interest Expense                                   1,413            4,012            4,018
         Non Interest Expense                               1,496            4,600            4,406
         Provision Loan Losses                                 72              266              360
         Taxes                                                436            1,117            1,290
         Net Income                                           646            1,800            2,026

         ROAA                                                1.00%            0.93%            1.14%
         ROAE                                               11.51%           10.69%           12.53%
         Earnings per Basic Share                          $ 0.40         $   1.12         $   1.28
         Diluted Earnings per Share                          0.39             1.08             1.22


Contact: Matthew P. Forrester - President, CEO
         River Valley Bancorp
         812-273-4949